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                                                           EXHIBIT 4.(ii)(a)(37)


                                    ADDENDUM
                                       TO
                             STOCK PLEDGE AGREEMENT



          This Addendum is made as of March 26, 1997 to the Stock Pledge Agreement dated as of August 3, 1993, as amended, (the "PLEDGE AGREEMENT"), by and between THE DELTA QUEEN STEAMBOAT CO. (formerly known as DQSC-2, Inc.), a Delaware corporation (the "COMPANY") and THE CHASE MANHATTAN BANK (formerly known as Chemical Bank), as Agent for itself and the other Lenders under the Credit Agreement referred to below.

          RECITALS: The Company, American Classic Voyages Co., certain Lenders and the Agent are parties to the Third Amended and Restated Credit Agreement dated as of April 22, 1996, as amended through the date hereof (the "CREDIT AGREEMENT"; capitalized terms used herein without definition shall have the respective meanings assigned thereto in the Credit Agreement or the Pledge Agreement). It is a condition precedent to the effectiveness of Amendment Number 2 to the Credit Agreement, of even date herewith, that the Company execute and deliver to the Agent, for the benefit of the Lenders and the Agent, this Addendum and all of the issued and outstanding shares of capital stock of DQSB II, Inc. described on Annex A attached hereto, together with an undated stock power executed by the Company in blank with respect to each stock certificate so delivered.

          ACCORDINGLY, the Company agrees with the Agent as follows:

          1. Pledge of Stock. The shares of capital stock of DQSB II, Inc. described on Annex A hereto and delivered to the Agent herewith (the "DQII STOCK") shall constitute "Stock" and "Stock Collateral" as defined in the Pledge Agreement as if such shares had originally been described on Annex A to the Pledge Agreement, shall be subject to the pledge and security interest created by, and all other terms, conditions and covenants contained in, the Pledge Agreement, and shall secure the payment and performance of the Obligations as provided in the Pledge Agreement.

          2. Representations and Warranties. The representations and warranties of the Company contained in Section 5 of the Pledge Agreement are as of the date hereof, and at all times hereafter shall be, true and correct with respect to the DQII Stock.


                                        THE DELTA QUEEN STEAMBOAT CO.


                                        By:     /s/ Jordan B. Allen
                                             ----------------------------
                                             Name: Jordan B. Allen
                                             Title: Senior Vice President



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                                    ANNEX A
                                       TO
                                    ADDENDUM
                                       TO
                             STOCK PLEDGE AGREEMENT


                                                                 Number
Subsidiary                           Class                     of Shares
------------------------------------------------------------------------
DQSB II, Inc.                        Common                      1,000



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                                 ACKNOWLEDGMENT
                           Dated as of March 26, 1997



          The undersigned hereby acknowledges the pledge set forth in the foregoing Addendum and agrees (i) to be bound by the provisions of Sections 4(a), 6 and 7 of the Stock Pledge Agreement and (ii) to cooperate fully and in good faith with the Agent and the Company in carrying out such provisions.



                                        DQSB II, INC.


                                        By:       /s/ Jordan B. Allen
                                            --------------------------------
                                            Name: Jordan B. Allen
                                            Title: Senior Vice President